Exhibit 10.1

MASTER AGREEMENT

REGARDING

FRISCO SQUARE PARTNERSHIPS

This Master Agreement Regarding Frisco Square Partnerships (the “Agreement”) is made this 31st day of December, 2004, by and between Fairways Frisco, L.P., a Texas limited partnership (“Fairways Frisco”), Fairways B1-6 F1-11, LLC, a Texas limited liability company (“Fairways B1-6”), Fairways B1-7 F1-10, LLC, a Texas limited liability company (“Fairways B1-7”) and Fairways FS Properties, LLC, a Texas limited liability company (“Fairways FS”) (Fairways Frisco, Fairways B1-6, Fairways B1-7 and Fairways FS are hereinafter collectively referred to as the “Fairways Group”), and Cole McDowell (“McDowell”), Mary Pat McDowell (“Mary”), Five Star Development Co, Inc., a Texas corporation (“Five Star”), CMP Management, LLC a Texas limited liability company (“CMP Management”) and CMP Family Limited Partnership, a Texas limited partnership (“CMP Family”), (McDowell, Mary, Five Star, CMP Management and CMP Family are hereinafter collectively referred to as the “Five Star Group”), and is joined in for the limited purposes described herein below by Frisco Square B1-6 F1-11, Ltd., a Texas limited partnership (“Frisco Square B1-6”), Frisco Square B1-7 F1-10, Ltd., a Texas limited partnership (“Frisco Square B1-7”), Frisco Square Properties, Ltd., a Texas limited partnership (“FS Properties”), and Frisco Square Ltd., a Texas limited partnership (“FSLTD”) (Frisco Square B1-6, Frisco Square B1-7, Frisco Square Properties and FSLTD are hereinafter collectively referred to as the “Partnerships” and singularly referred to as a “Partnership”).

R E C I T A L S:

A. McDowell and his wife, Mary, collectively own directly, or indirectly through entities they own, 100% of the legal and equitable ownership of each of the Partnerships.

B. The Partnerships own those certain improved and unimproved tracts of real property identified on Exhibit “I” attached hereto and incorporated herein for all purposes (“Property” or “Properties”).

C. Each of the Partnerships needs to raise capital in order to pay certain debts and obligations and Fairways Frisco is willing to invest capital into the Partnerships on the terms and conditions provided in this Agreement.

D. Time is of the essence because the Partnerships are obligated to make certain payments on the date hereof.

E. Pursuant to this Agreement, Fairways Frisco will contribute capital to Frisco Square B1-6, Frisco Square B1-7 and FS Properties (such Partnerships are collectively referred to as the “Equity Partnerships” and singularly referred to as an “Equity Partnership”) and will become a limited partner in each of the Equity Partnerships and, further, three subsidiary limited liability companies (Fairways B1-6, Fairways B1-7 and Fairways FS) will become co-general partners in the respective Equity Partnerships.

F. Pursuant to this Agreement, Fairways Frisco will purchase from FSLTD an option to acquire partnership interests in FSLTD.

G. This Agreement shall serve as an amendment to the agreements of limited partnership, as may have been amended, of each of the respective Equity Partnerships (the “Existing Partnership Agreements” or “Existing Partnership Agreement” if singular), and the Existing Partnership Agreements and this Agreement together shall govern the rights and responsibilities of the parties hereto (and their affiliates) with respect to the Existing Partnerships.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed to by the parties hereto, the parties hereby agree that the Existing Partnership Agreements are hereby amended in accordance with this Agreement and further agree as follows:

1. Definitions. All terms used in this Agreement shall, to the extent possible and consistent with the terms and intent of this Agreement, have the same meaning that such terms have in the respective Existing Partnership Agreements unless otherwise expressly provided for in this Agreement.

2. Admission of Partners to Equity Partnerships.

(a)	Fairways B1-6 is hereby admitted as a general partner of Frisco Square B1-6 and its Partnership Interest, Sharing Ratio and percentage interest in such Partnership for all purposes shall be equal to 0.5%. Fairways B1-6 shall make capital contributions to Frisco Square B1-6 of cash in amounts equal to 0.1% of the amounts set forth on Schedule “A” attached hereto and incorporated herein for all purposes relating to Frisco Square B1-6 on the dates set forth on Schedule “A”.

(b)	Fairways Frisco is hereby admitted as a limited partner of Fairways Square B1-6 and shall have a Partnership Interest, Sharing Ratio and percentage interest in such Partnership for all purposes equal to 49.5%. Fairways Frisco shall make capital contributions to Frisco B1-6 of cash in amounts equal to 99.9% of the amounts set forth on Schedule “A” relating to Frisco Square B1-6 on the dates set forth on Schedule “A”.

(c)	Fairways B1-7 is hereby admitted as a general partner of Frisco Square B1-7 and its Partnership Interest, Sharing Ratio and percentage interest in such Partnership for all purposes shall be equal to 0.5%. Fairways B1-7 shall make capital contributions to Frisco Square B1-7 of cash in amounts equal to 0.1% of the amounts set forth on Schedule “A” relating to Frisco Square B1-7 on the dates set forth on Schedule “A”.

(d)	Fairways Frisco is hereby admitted as a limited partner of Fairways Square B1-7 and shall have a Partnership Interest, Sharing Ratio and percentage interest in such Partnership for all purposes equal to 49.5%. Fairways Frisco shall make

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capital contributions to Frisco Square B1-7 of cash in amounts equal to 99.9% of the amounts set forth on Schedule “A” relating to Frisco Square B1-7 on the dates set forth on Schedule “A”.

(e)	Fairways FS is hereby admitted as a general partner of Frisco Square Properties and its Partnership Interest, Sharing Ratio and percentage interest in such Partnership for all purposes shall be equal to 0.5%. Fairways FS shall make capital contributions to Frisco Square Properties of cash in amounts equal to 0.1% of the amounts set forth on Schedule “A” relating to Frisco Square Properties on the dates set forth on Schedule “A”.

(f)	Fairways Frisco is hereby admitted as a limited partner of Fairways Square Properties and shall have a Partnership Interest, Sharing Ratio and percentage interest in such Partnership for all purposes equal to 49.5%. Fairways Frisco shall make capital contributions to Frisco Square Properties of cash in amounts equal to 99.9% of the amounts set forth on Schedule “A” relating to Frisco Square Properties on the dates set forth on Schedule “A”.

For purposes of the foregoing paragraphs 2(a), 2(b), 2(c), 2(d), 2(e) and 2(f), a member of the Fairways Group shall be deemed to have satisfied its obligation to make capital contributions to a respective Equity Partnership to the extent that the obligations to be paid with such capital contributions as set forth on Schedule “A”, as more specifically described in paragraph 4 below, are otherwise satisfied as a result of either a refinancing, discount, discharge or deferral arrangement by the respective Equity Partnership. Notwithstanding the provisions of any Existing Partnership Agreement, a member of the Fairways Group shall have the right to transfer its Partnership Interest in an Equity Partnership to any person that is controlled or managed by James C. Leslie.

3. Dilution of Five Star Group and Special Distributions and Development Fee.

(a)	The Partnership Interest, Sharing Ratios and percentage interest in the Equity Partnerships owned by the Partners of the Equity Partnerships immediately preceding the execution of this Agreement, each of which Partners is a member (directly or indirectly) of the Five Star Group, is hereby reduced by 50%. The parties agree that (i) cash flow from any source to be distributed by any of the Equity Partnerships shall be distributed, first, to members of the Fairways Group until such members have collectively received aggregate distributions from all Equity Partnerships equal to One Million Dollars ($1,000,000) and, second, cash flow shall be distributed to members of the Five Star Group until such members have collectively received aggregate distributions from the Equity Partnerships equal to Two Million Five Hundred Thousand Dollars ($2,500,000), and such distribution shall be treated as a return of capital for all purposes for all such Partners, and thereafter (ii) all income, loss and distributions of the Equity Partnerships, from any source whatsoever, shall be shared equally between the Fairways Group and the Five Star Group, with no partner having any preferential right to income, loss or distributions as it relates to previous capital contributions made by members (directly or indirectly) of the Five Star Group or as it relates to

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the capital contributions to be made by the members of the Fairways Group pursuant to this Agreement. Consequently, the capital accounts of the members (directly or indirectly) of the Five Star Group with respect to each Equity Partnership shall be adjusted (without making any further capital contributions) on the date hereof and on such other dates as may be necessary, in such manner and at such times to ensure that the capital accounts of the Five Star Group in each Equity Partnership is collectively equal to the collective capital accounts of the members of the Fairways Group with respect to such Partnership (after the preferential $1,000,000 and $2,500,000 distributions have been made).

(b)	Each Partnership shall pay to the Five Star Group or its designee a developer fee for all development and construction undertaken with respect to the Property equal to two percent (2%) of the total hard costs incurred for all improvements to or upon all Property.

4. Utilization of Capital Contributions. The capital contributions made by members of the Fairways Group pursuant to paragraph 2 shall be used by the Existing Partnerships solely for the purpose of paying the obligations described on Schedule “A” attached hereto in accordance with the dates and amounts set forth on Schedule “A”.

5. Management and Governance.

(a)	Those entities controlled by members of the Five Star Group that are the general partners of Frisco Square B1-6, Frisco Square B1-7 and Frisco Square Properties, respectively, immediately preceding the execution of this Agreement shall remain as general partners of the respective Equity Partnerships and, further, shall serve as the managing general partner (“Managing General Partner”) of the respective Equity Partnership following the admission of Fairways B1-6, Fairways B1-7 and Fairways FS as general partners (each being a “Co-General Partner”) of the Equity Partnerships pursuant to paragraph 2. The Managing General Partner shall have the right to manage the day to day business and affairs of the respective Equity Partnership and to implement and execute the business plans and operations of the respective Equity Partnership provided that the Managing General Partner acts in accordance with the Business Plan (as hereinafter defined) and Budget (as hereinafter defined) adopted for the respective Equity Partnership.

(b)	On or before January 31, 2005 for the year 2005, and on or before November 30 of each year for the year immediately following, each Managing General Partner shall prepare and present to the Co-General Partner for such Equity Partnership a proposed business plan for such Partnership, which shall include plans and proposals for development, construction, leasing and any sales for such Partnership, and a proposed operating budget and capital budget for such Partnership. Each Co-General Partner shall review such business plan, capital budget and operating budget and both the Managing General Partner and the Co-General Partner must agree to a final business plan (the “Business Plan”) and final capital budget and operating budget (collectively, the “Budget”) on or before February 28, 2005 for the 2005 year and on or before January 1 each year thereafter for such year.

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(c)	Notwithstanding any provision in this Agreement or the existing Partnership Agreements to the contrary, and in addition to any other limitations on the authority and rights of a General Partner contained in the Existing Partnership Agreements, a Managing General Partner shall have no right, power or authority to do any of the following (“Major Decisions”) with respect to its respective Equity Partnership without first obtaining the written consent of both the Managing General Partner and the respective Co-General Partner:

(i)	Incur any expense or obligation or commit to incur any expense or obligation that is not in accordance with the Budget, except that (A) the Managing General Partner may incur or commit to incur any expense or obligation if either (I) an emergency has arisen such that the expense or obligation must be incurred before consent of the Co-General Partner can be obtained and such emergency would cause a material adverse consequence to the Partnership if such expense or obligation were not incurred or (II) the amount of such expense is not within the control of the Partnership or the Managing General Partner (e.g., property taxes increase or insurance costs increase beyond the budgeted amount), and (B) the Managing General Partner may incur an expense or obligation in an amount in excess of the amount provided for in the Budget so long as the overall expenses of the Budget are not exceeded;

(ii)	Take any non-ministerial action, or omit to take any non-ministerial action, that is not provided for or contemplated by the Business Plan, or that is not consistent with the Business Plan;

(iii)	Sell, transfer or otherwise dispose of any material assets or property other than in accordance with the Business Plan;

(iv)	Purchase or enter into any agreements to purchase assets or property other than in accordance with the Business Plan and the Budget;

(v)	Borrow any money or incur any indebtedness;

(vi)	Mortgage, pledge or otherwise encumber (except for easements, restrictions and the like granted in the ordinary course of developing, owning, leasing and operating the Property in accordance with the Business Plan) any property;

(vii)	Enter into, modify, amend or terminate (except for default or non performance by the other party) any material agreement other than as provided for or contemplated by the Business Plan or the Budget;

(viii)	Modify or refinance any existing indebtedness;

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(ix)	Enter into any commitment or agreement not provided for or contemplated in the Business Plan or Budget if such commitment or agreement creates a financial obligation in excess of $10,000, except that the Managing General Partner may enter into such a commitment or agreement if either (A) an emergency has arisen such that the commitment or agreement must be entered into before consent of the Co-General Partner can be obtained and such emergency would cause a material adverse consequence to the Partnership if such commitment or agreement were not entered into or (B) the commitment or agreement relates to an obligation of the Partnership that is not within the control of the Partnership or the Managing General Partner;

(x)	Lease any portion of the Property unless such lease is in accordance with the Business Plan;

(xi)	Pay compensation to or enter into or commit to enter into any transaction with a member of or an affiliate of the Five Star Group that is not provided for or contemplated in the Business Plan, Budget or Schedule “A”;

(xii)	Request any additional capital contributions (other than those provided for in this Agreement) from any Partner;

(xiii)	Make any distribution to any Partner;

(xiv)	Hire any employee that is not provided for or contemplated in the Business Plan or Budget;

(xv)	Select any accountant or legal counsel;

(xvi)	Prosecute or settle litigation or other controversies or act in contravention of this Agreement or the Existing Partnership Agreement;

(xvii)	Any act which would make it impossible to carry on the ordinary business;

(xviii)	Confess a judgment against the Partnership;

(xix)	Possess property or assign any rights in property for other than a Partnership purpose;

(xx)	Except for the Partners to be admitted pursuant to this Agreement, admit a person as an additional or substitute general partner except for an entity that is wholly owned directly or indirectly by the Five Star Group;

(xxi)	Except for the Partners to be admitted pursuant to this Agreement, admit a person as a limited partner (other than as otherwise provided in the Existing Partnership Agreements);

(xxii)	Make any tax elections;

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(xxiii)	Enter into any agreements or make any determinations as the “tax matters partner”;

(xxiv)	Enter into an agreement to merge or consolidate with, acquire or enter into any other business combination with any other person;

(xxv)	Amend the Existing Partnership Agreement or the Certificate of Limited Partnership; and

(xxvi)	Liquidate or file voluntary bankruptcy or receivership.

6. Responsibility of Co-General Partner. Each Co-General Partner will be primarily responsible for determining and negotiating alternative sources of financing for its respective Equity Partnership, provided that no Co-General Partner is firmly committing, guaranteeing or warranting, and shall not be required to expend any of its own funds to receive, a commitment for or to obtain such financing.

7. Minimum Construction Requirements. With respect to Frisco Square B1-7, any improvements to be constructed on the Property owned by such Equity Partnership will have at least 71,700 gross square feet. With respect to Frisco Square Properties, improvements to be constructed on the following pad sites owned by such Equity Partnership will have the following minimum amounts of gross square feet:

Pad Site	Minimum Square Feet
B1-8	108,700
F1-8	108,700
F1-1	68,000
B1-5	74,200

8. Representations and Warranties. McDowell, CMP Management, CMP Family and Five Star, jointly and severally, hereby represent and warrant the following as of the date hereof, and such representations and warranties shall survive indefinitely:

(a)	Schedule “B” attached hereto and incorporated herein by reference for all purposes sets forth, for each Partnership, each and every monetary or financial debt, liability or obligation of each Partnership;

(b)	McDowell and his wife, Mary Pat McDowell, collectively own directly, or indirectly through entities they own, 100% of the legal and equitable ownership of each of the Partnerships;

(c)	The capital contributed by Fairways Frisco pursuant to paragraph 2 shall be used solely to pay the liabilities described on Schedule “A” and such liabilities shall be paid at the times and in the amounts set forth on Schedule “A” (provided that Fairways Frisco makes such capital contributions);

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(d)	The Five Star Group has or will provide to the Fairways Group true and accurate copies of all loan documents and instruments (and related documents and instruments), and all partnership agreements (and related documents), and all amendments and modifications of any such documents, and, to the Five Star Group’s knowledge, all financial information relating to the business and operations, all tax returns, all title work related to the Properties, and all material contracts relating to the Partnerships, and all other information requested by the Fairways Group, and the Five Star Group hereafter shall continue to provide such documents and other information as may be reasonably requested by the Fairways Group;

(e)	Each Partnership has good and indefeasible title to its respective Property as described on Exhibit “I”, which the Five Star Group has identified to the Fairways Group that such Partnership in fact owns, subject to only (1) easements, restrictions, reservations and covenants now of record and validly existing, (2) liens for current real property taxes or assessments not yet due and payable, and (3) liens and security interests for liabilities set forth on Schedule “B”;

(f)	All federal tax returns required to be filed by or with respect to the Partnerships have been filed (or timely extensions have been filed);

(g)	The Partnerships have no employees;

(h)	No member of the Five Star Group is aware of, nor has received, any notices from any insurance companies, governmental authority or any other party (1) of any conditions, defects or inadequacies with respect to any Property (including health hazards or dangers, nuisance or waste), which, if not corrected, would result in termination of insurance coverage or increase its costs therefore, (2) with respect to any violation of any applicable zoning, building, health, environmental, traffic, flood control, fire safety, handicap or other law, code, ordinance, rule or regulation (collectively, the “Legal Requirements”), (3) of any pending or threatened condemnation proceeding with respect to any Property or (4) of any proceedings which could cause the change, redefinition or other modification of the zoning classification of any Property;

(i)	There is no pending or, to the Five Star Group’s knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting any Property or in which any Partnership is or will be a party, including proceedings for or involving evictions, collections, condemnations, eminent domain, alleged building code, zoning or environmental violations, personal injuries or property damage alleged to have occurred on any Property or by reason of the construction of any improvements thereon or the use and operation of any Property or any present plan or study by any governmental authority, agency or employee thereof which in any way challenges, affects or would challenge or affect the continued authorization of the ownership, construction, development, use, management, maintenance and operation of any Property;

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(j)	To the Five Star Group’s knowledge, no Property has been the site of any activity that would violate any past or present environmental law or regulation of any governmental body or agency having jurisdiction over the Property, except as disclosed in the environmental reports that the Five Star Group has delivered to the Fairways Group;

(k)	To the Five Star Group’s knowledge, there are not storage tanks located on any Property (either above or below ground) and none of the Properties have been used as a land fill or site for disposal of garbage or refuse, except as disclosed in the environmental reports that the Five Star Group has delivered to the Fairways Group;

(l)	The Five Star Group has no knowledge of any fact or conditions existing regarding the presence of, or remediation of, mildew, mold or mold spores on any Property;

(m)	The Five Star Group has no knowledge of any facts or conditions existing which would result or could reasonably be expected to result in the termination or reduction of the current access from any Property to the existing highways and roads that provide access to such Property, or of any reduction in or to sewer or other utility services presently serving any Property;

(n)	To the Five Star Group’s knowledge, all Properties are now in full compliance with all Legal Requirements;

(o)	To the Five Star Group’s knowledge, there are no petitions, actions, hearings, planned or contemplated, relating to or affecting the zoning or use of any Property;

(p)	To the Five Star Group’s knowledge, no material license, permit or authorization is necessary to own and operate any Property in accordance with its current operations that has not been obtained;

(q)	To the Five Star Group’s knowledge, all of the information concerning the Partnerships and all Property, and all reports, contracts, or other items delivered to the Fairways Group by the Five Star Group in connection with the Partnerships and Properties are true, complete and correct in all respects, and fairly present the information set forth in a manner that is not misleading, and the Five Star Group has not omitted any information required to be included in order to make the information furnished not misleading;

(r)	Each Partnership is a Texas limited partnership and is validly existing;

(s)	Each Partnership has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, except consents which may be required by existing secured lenders;

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(t)	Each member of the Five Star Group has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby, except consents which may be required by existing secured lenders;

(u)	This Agreement has been authorized and duly executed and delivered by each Partnership and each member of the Five Star Group and constitutes the legal, valid and binding obligation of such party;

(v)	There is no agreement to which any of the Partnerships or any member of the Five Star Group is a party or that is binding on such person which is in conflict with this Agreement, except consents which may be required by existing secured lenders;.

(w)	Except as previously disclosed to the Fairways Group, there is no action or proceeding pending or, to their knowledge, threatened against any of the Partnerships or any member of the Five Star Group or any Property, which challenges or impairs the ability to execute or perform the obligations under this Agreement or with respect to any such Property; and

(x)	None of the Partnerships have committed or obligated itself in any manner whatsoever to sell, lease or encumber any Property or any interest therein to any other party except as expressly disclosed to the Fairways Group;

9. Representations and Warranties of the Fairways Group. The Fairways Group, jointly and severally, hereby represent and warrant to the Five Star Group the following, and such representations and warranties shall survive indefinitely:

(a)	Each member of the Fairways Group has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby;

(b)	This Agreement has been authorized and duly executed and delivered by each member of the Fairways Group and constitutes the legal, valid and binding obligation of such party;

(c)	There is no agreement to which any member of the Fairways Group is a party or that is binding on such person which is in conflict with this Agreement; and

(d)	There is no action or proceeding pending or, to their knowledge, threatened against any member of the Fairways Group, which challenges or impairs the ability to execute or perform the obligations under this Agreement.

10. Special Remedy for Undisclosed Liabilities. In addition to any other remedies permitted at law or in equity, in the event that an Equity Partnership has liabilities in amounts exceeding the sum of (i) the amounts set forth on Schedule B (the “Excess Amounts”) plus (ii) $200,000, then the following shall apply:

(a)	The Five Star Group, jointly and severally, shall cause such Excess Amounts to be timely paid and such payments shall not be treated as capital contributions to any Partnership; and

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(b)	If the Five Star Group fails to timely make such Excess Payments with respect to a Partnership, and Five Star Group fails to cure such default within ten (10) days after receipt of notice of default from a member of the Fairways Group, then Fairways Frisco shall thereupon have the right to be exercised within sixty (60) days after such notice, to purchase all of the Partnership Interests in such Partnership owned by the members of the Five Star Group and their subsidiaries and affiliates for a purchase price equal to $100 in cash.

11. Buy Sell Agreement. With respect to each Equity Partnership, the following Buy Sell provisions shall apply:

If at any time after December 31, 2005, and for any reason, those Partners of such Partnership who are members, subsidiaries of members or affiliates of the Five Star Group (the “Five Star Partners”) desire to either sell their collective Partnership Interests in such Partnership to those Partners of such Partnership who are members, subsidiaries of members or affiliates of members of the Fairways Group (“Fairways Partners”), or the Fairways Group desires to sell its Partnership Interests in such Partnership to the Five Star Group, then such group desiring to sell (“Offeror”) shall send a written notice (“Notice”) of such desire to sell to the other group (“Offeree”) which Notice shall set forth a gross value for all Property owned by such Partnership. Within sixty (60) days of delivery of such Notice, Offeree shall elect either to purchase all of the Offeror’s Partnership Interests in such Partnership, or Offeree may elect to sell all of its Partnership Interests in such Partnership to Offeror, in which event Offeror shall be obligated to purchase all of Offeree’s Partnership Interests in such Partnership. Such election shall be made in writing, and if Offeree fails to make such written election, Offeree shall be deemed to have elected to sell its Partnership Interests. The purchase price to be paid by the purchasing group to the selling group for all of the selling group’s Partnership Interests shall be equal to the amount that the selling group would receive if all of the assets of such Partnership were sold at a price equal to the gross value set forth in the Notice, all liabilities of such Partnership as of the closing date were paid in full and the remaining proceeds distributed to the Partners pursuant to the terms of the Existing Partnership Agreement as amended by this Agreement. The purchase price shall be paid 20% in cash at closing and the remaining balance (80%) of the purchase price shall be evidenced by a promissory note secured by the Partnership Interests purchased, bearing interest at the prime or base rate of interest plus two percent (2%) at Bank of America, NA, and payable in equal quarterly installments of principal and interest for sixteen successive quarters on the last day of the month of each such quarter, commencing with the last day of the third month following the closing. The closing of such purchase and sale shall occur on or before the one hundred twentieth (120th) day following the delivery of the Notice.

12. Option for FSLTD. For and in consideration of the sum of $273,152 (the “Option Price”) paid on or before January 5, 2005 by Fairways Frisco to FSLTD, FSLTD hereby grants to Fairways Frisco the right and option to acquire a fifty percent (50%) Partnership Interest, Sharing Ratio and interest in FSLTD upon the refinancing of such Partnership’s current indebtedness payable to CoServe/Denton Realty Partners, provided that such refinancing occurs

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on or before June 30, 2005, and provided further that the terms of such refinancing are reasonable and market terms. Fairways Frisco will be primarily responsible for determining and negotiating alternative sources of financing for FSLTD, and FSLTD hereby authorizes and designates Fairways Frisco to negotiate with CoServe/Denton Realty Partners and to negotiate with potential lenders with respect to the financing for the FSLTD, provided that Fairways Frisco shall have no right, power, or authority to commit or bind FSLTD without the written consent of FSLTD; and provided further, that FSLTD hereby agrees to accept any financing or refinancing presented by Fairways Frisco so long as the terms of such refinancing are reasonable and market terms. For purposes of this paragraph 12, such refinancing must have a term of at least three (3) years and must, as a consequence, cause all members of the Five Star Group to be released from any and all personal liability that they had under the current indebtedness payable to CoServe/Denton Realty Partners. Fairways Frisco shall have the right to assign all or any portion of its rights and option granted under this paragraph 12 to any person controlled by or managed by James C. Leslie. All of the option price shall be paid immediately by FSLTD to CoServe/Denton Realty Partners as a payment on FSLTD’s outstanding indebtedness. If Fairways Frisco (or its assigns) exercises its right and option pursuant to this paragraph 12, then the Partnership Agreement of FSLTD shall thereupon, ipso facto, without any further action required on the part of Fairways Frisco, members of the Five Star Group, or FSLTD or its general partner, be deemed to be amended for and to the same extent that the Existing Partnership Agreements for the Equity Partnerships are amended pursuant to this Agreement, as more specifically provided in the foregoing paragraphs, provided that (i) Fairways Frisco will specifically designate an entity to be the Co-General Partner and (ii) Fairways Frisco shall receive credit for a capital contribution equal to the Option Price (and the capital account of Partners of FSLTD who are members of, subsidiaries of or affiliates of members of the Five Star Group will adjust their respective capital accounts to be collectively equal to the Option Price). Prior to June 30, 2005, the Five Star Group covenants and agrees that it shall not amend the Partnership Agreement of FSLTD or cause FSLTD or the general partner of FSLTD to take any action that would be a Major Decision (as described in paragraph 5(c)) without first obtaining the written consent of Fairways Frisco.

13. Financial Statements. On or before January 15, 2005, the Five Star Group shall deliver unaudited balance sheets and income statements (prepared on a tax basis) as of December 31, 2004 for each Partnership. If any such balance sheet or income statement is not delivered by such date, then Fairways Frisco shall have the right to engage an outside accountant to prepare such financial statements and the Five Star Group shall pay for such accountant’s services.

14. Municipal Management District Bond Debt. The parties hereby agree to endeavor to meet with the City of Frisco and determine all rights and obligations with respect to that certain municipal management district bond debt in the approximate amount of $12,500,000 on or before January 31, 2005.

15. Further Assurances. Each party to this Agreement agrees to act in good faith and make its best efforts to prepare, execute and deliver such additional documents and take such additional actions as may be reasonably necessary or appropriate to implement, effectuate and fulfill all of the terms, provisions, rights and obligations set forth in or contemplated by this Agreement. Without limiting the generality of the foregoing, each party hereto understands and agrees that the Existing Partnership Agreements may need further amendment to address inconsistencies, or ambiguities with this Agreement or to address matters that have not been covered by this Agreement.

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16. Agreement Controls. If and to the extent that any provision of this Agreement is inconsistent or contradicts or is ambiguous with the terms and provisions of any Existing Partnership Agreement, the terms and provisions of this Agreement shall control.

17. Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and its respective heirs, administrators, representatives, successors and assigns.

18. Headings. The headings used in this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

19. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by any party to enforce against any other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against any other party the same or any other such term or provision in the future.

20. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the transactions contemplated hereby. This Agreement may be amended or supplemented only by instrument in writing executed by the party against whom enforcement is sought.

21. Time. Time is of the essence in the performance of the Agreement.

22. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses previously given in writing to the other parties hereto, or at such other address as subsequently may be given in writing to the parties. Any such notice shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by facsimile transmission with a confirmation copy delivered by another method permitted under this paragraph 22. Notice given in accordance herewith for all permitted forms of notice shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notices given by counsel to a party shall be deemed given by such party.

23. Construction and Waiver. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one

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FRISCO SQUARE PARTNERSHIPS	Page 13

Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, and such executed originals thereof shall be forwarded to the other party on the same day by any of the delivery methods set forth in the paragraph for Notices (other than facsimile).

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This Agreement is executed as of and effective as of the date first written above.

FAIRWAYS GROUP:

FAIRWAYS FRISCO, L.P.,
a Texas limited partnership

By:	Fairways Equities, LLC
General Partner

	By:	/s/ James C. Leslie
	Name:	James C. Leslie
	Title:	Manager

FAIRWAYS B1-6 F1-11, LLC,
a Texas limited liability company

By:	/s/ James C. Leslie
Name:	James C. Leslie
Title:	Manager

FAIRWAYS B1-7 F1-10,
a Texas limited liability company

By:	/s/ James C. Leslie
Name:	James C. Leslie
Title:	Manager

FAIRWAYS FS PROPERTIES, LLC,
a Texas limited liability company

By:	/s/ James C. Leslie
Name:	James C. Leslie
Title:	Manager

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FRISCO SQUARE PARTNERSHIPS	Page 15

FIVE STAR GROUP:

/s/ Cole McDowell
COLE MCDOWELL

/s/ Mary Pat McDowell
MARY PAT MCDOWELL

FIVE STAR DEVELOPMENT CO., INC.,
a Texas corporation

By:		/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr.,
President

CMP MANAGEMENT, LLC,
a Texas limited liability company

By:		/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr.,
Member

CMP FAMILY LIMITED PARTNERSHIP,
a Texas limited partnership

By:		CMP Management, LLC,
a Texas limited liability company

	By:	/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr.,
Member

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FRISCO SQUARE PARTNERSHIPS	Page 16

FRISCO SQUARE B1-6 F1-11, LTD.,
a Texas limited partnership

By:	Frisco Square Development One, L.L.C.,
a Texas limited liability company

	By:	/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr.,
Manager

FRISCO SQUARE B1-7 F1-10, LTD.,
a Texas limited partnership

By:	Frisco Square Development Two, L.L.C.,
a Texas limited liability company

	By:	/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr.,
Manager

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FRISCO SQUARE PARTNERSHIPS	Page 17

FRISCO SQUARE PROPERTIES, LTD.,
a Texas limited partnership

By:	Frisco Square Properties GP, L.L.C.,
a Texas limited liability company

	By:	/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr.,
Manager

FRISCO SQUARE LTD.,
a Texas limited partnership

By:	Five Star Development Co., Inc.

	By:	/s/ Joseph C. McDowell, Jr.
Joseph C. McDowell, Jr., President

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